Exhibit 4.17

Certain portions of this exhibit have been omitted and replaced with “[***]”. Such identified information has been omitted from this exhibit because it is both (i) not material and (ii) the Registrant customarily and actually treats such information as private or confidential

BY AND BETWEEN

In the Capacity of Sellers

1-DOĞAN ŞİRKETLER GRUBU HOLDİNG A.Ş.

2- DOĞAN DIŞ TİCARET VE MÜMESSİLLİK A.Ş.

3- ARZUHAN DOĞAN YALÇINDAĞ

4- VUSLAT DOĞAN SABANCI

5-HANZADE DOĞAN BOYNER

and

In the Capacity of Buyer

HEPSİ FİNANSAL DANIŞMANLIK ANONİM ŞİRKETİ

Dated as December 16, 2021

___________________________________________________

SHARE PURCHASE AND SALE CONTRACT

Concerning the Sale of Shares of

DORUK FİNANSMAN A.Ş.

___________________________________________________

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THIS SHARE PURCHASE AND SALE CONTRACT (including the amendments to be made from time to time, re-arranged statements, additions or amended versions as well as annexes and charts, “Contract”) was concluded between the following Parties on December 16, 2021:

1)

DOĞAN ŞİRKETLER GRUBU HOLDİNG A.Ş. (“Dohol”), registered with the İstanbul Trade Registry with the registration number [***], whose head office is located at Burhaniye Mahallesi Kısıklı Caddesi No.65 Üsküdar İstanbul;

2)

DOĞAN DIŞ TİCARET VE MÜMESSİLLİK A.Ş., registered with the Istanbul Trade Registry with the registration number [***], whose head office is located at Burhaniye Mahallesi Kısıklı Caddesi No.65 Üsküdar İstanbul;

3)	ARZUHAN DOĞAN YALÇINDAĞ, with TR ID number [***], residing at Burhaniye Mahallesi Kısıklı Caddesi No.65 Üsküdar İstanbul;
4)	VUSLAT DOĞAN SABANCI, with TR ID number [***], residing at Burhaniye Mahallesi Kısıklı Caddesi No.65 Üsküdar İstanbul;
5)	HANZADE DOĞAN BOYNER, with TR ID number [***], residing at Burhaniye Mahallesi Kısıklı Caddesi No.65 Üsküdar Istanbul; and

(Persons listed in 1 to 5 above are hereinafter referred to individually as “Seller” and collectively as
“Sellers”.)

6)

Hepsi Finansal Danışmanlık A.Ş. (“Buyer”), registered with the Istanbul Trade Registry with the registration number 342732-5, whose head office is located the address of Kuştepe Mah., Mecidiyeköyyolu Cad. Trump Tower Blok No:12 İç Kapı No:422 Şişli / İstanbul; and

In this Contract, the Sellers and the Buyer shall be referred to individually as the “Party” and together as the “Parties”.

WHERE AS;

1.

DORUK FİNANSMAN ANONİM ŞİRKETİ (“Company”), a joint stock company established in accordance with the laws of the Republic of Turkey, with its registered office in Kuştepe Mahallesi Mecidiyeköy Yolu Caddesi No 12 Trump Towers Kule 2 Floor 12 34387 Şişli Istanbul, and registered in the Istanbul Trade Registry with the registration number 585913. ) operates as a credit institution that provides financing to real and legal persons for the purpose of purchasing all kinds of goods and services.

2.

The company has a total capital of TRY 30,000,000 (Thirty Million Turkish Liras) consisting of 30,000 (thirty thousand) registered shares each with a nominal value of TRY 1,000 (thousand Turkish Lira). The Sellers own all of the shares (“Shares Subject to Sale”), which represent 100% of the Company’s capital and appear in the table in [Annex 1] (Shares Subject to Sales).

3.

The Sellers wish to sell and transfer the Shares (“Transaction”) Subject to Sale to the Buyer under the terms and conditions set forth in this Contract, and the Buyer wishes to purchase and transfer the Shares Subject to the Sale from the Sellers under the terms and conditions specified in this Contract.

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4.	Buyer has made an Inspection of the Transaction and the Company.

FOR THE REASONS STATED ABOVE, the Parties have agreed to purchase and transfer the Shares Subject to Sale under the terms and conditions set forth below.

1	DEFINITIONS AND INTERPRETATION
1.1	Definition

The following definitions shall have the meanings ascribed to them below in this Contract and its annexes and Transaction Documents:

“Articles of Association”; it refers to the current articles of association of the Company, which has been registered with the relevant Trade Registry Office, including all amendments.

“Receivable/Receivables”; it refers to the real estates listed in the Company’s assets listed in this Contract Annex 3 (List of Receivables) and which have not been sold as of the Closing Date, as well as any uncollectible (including those non-performing loans and doubtful receivables) and any receivables/assets in the passive balance sheet.

“Employees Tracking the Receivables”; employees whose information is included in Annex 2-A (Employees Tracking Receivables) recruited for the purpose of tracking the Receivables and the persons to be recruited instead of these persons.

“Buyer”; means the meaning ascribed to it in the preamble to this Contract.

“Interim Period”; covering the period between the Signature Date and the Closing Date (including both) and has the meaning ascribed to it in Article 6 (Interim Period and Management) of this Contract.

“Interim Restrictions”; this Contract has the meaning ascribed to it in Article 6 (Interim Period and Management).

“Affiliate”; it means any Person that one of the Parties controls through any Person, directly or indirectly, by owning more than half of the shares, in the capacity of controlling shareholder or by having the right of management. In this definition, “control” (including the terms “controller” and “subject to the same control”), when used in relation to a Party, means ownership of voting securities or means having the right, directly or indirectly, to direct the management policies of the aforementioned Party or to have it directed, by contract or other means.

“Employees”; it means the employees specified in [Annex 2] (Employees) removed from the company’s payroll before the Closing Date.

“BRSA”; represents the Banking Regulation and Supervision Agency.

“BRSA Approval”; it refers to the short decision of the BRSA, which must be taken regarding the Transaction in accordance with the relevant legislation, and which is approved under this Contract without any conditions or objections.

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“Transfer Value Initial Payment”; it means TRY 5,000,000 to be paid by the Buyer to the Sellers at the Closing and on the condition that the Closing occurs in accordance with this Contract.

“Conditional Payment Amount of Transfer Value”; it refers to the payments to be made by the seller depending on the collection condition.

“Dohol”; means the meaning given to it in the preamble of this Contract.

“Intellectual Property Rights”; patents, inventions, patents, industrial design, trademark, service mark, logo, trade name, domain name, design rights, copyrights (including rights to computer software), moral rights, database rights, semiconductor topography rights, know-how rights, trade secrets , whether registered or not, including rights of applications for registration and the right to apply for such registration and the license rights thereto.

“General Assembly”; refers to the general assembly of the company.

“Accounts” performs the Company’s financial statements prepared in accordance with the standards accepted by the BRSA.

“Account Date” means September 30, 2021.

“Disclosure Letter”; it refers to the letter dated the same date as the Signing Date and appended to this Contract as [Annex 4] (Disclosure Letter and Additional Disclosure Letter) and to be delivered by the Sellers 3 (three) Business Days before the Signature Date regarding the Declarations and warranties given by the Sellers to the Buyer under this Contract [Annex 5] (Declarations and Warranties of the Sellers) and all kinds of annexes, tables, lists and other documents attached to the said letter

“Additional Disclosure Letter”; letter to be delivered by Sellers 3 (three) Business Days before the Closing Date for matters related to the Declarations and warranties of the Sellers given to the Buyer under this Contract [Annex 5], (Declarations and Warranties of the Sellers) which are attached in accordance with the form in this Contract [Annex 4] (Disclosure Letter and Additional Disclosure Letter), occurring only between the Signature Date and the Closing Date.

“Initial Transfer Value”; means TRY 20,000,000, which corresponds to the Net Asset Value of the Company agreed by the parties.

“Signature Date”; means the signature date of this Contract.

“Examination”; it refers to legal, financial, technical and commercial investigations, meetings with Company Employees, and on-site reviews with Company Employees, carried out by the Buyer regarding the Company and the Transaction within the framework of the information, documents and Disclosure Letters requested by the Buyer and its consultants from the Company and/or the Sellers and provided by the Sellers.

“Business”; it refers to the business of lending money to consumers for the purpose of financing all kinds of goods and services purchases and providing loans to consumers for housing, provided that permission from the BRSA is obtained in accordance with the main field of activity of the Company, Law No. 6361 Financial Leasing, Factoring and Financing Companies,

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Law No. 5582 Amending Various Laws Regarding the Housing Finance System, Banking Law No. 5411 and the relevant provisions of the relevant laws and regulations.

“Business Day”; it means the day when banks are open for general transactions in the Republic of Turkey.

“The Ordinary Flow of Business”; it refers to the conduct of the Business in accordance with the usual practices and customs, the business methods formed as a result of the Company's commercial practices to date, or all kinds of activities that are suitable for its previous experience and the relevant product market.

“Transaction”; means the meaning ascribed to it in the Preamble to this Contract.

“Transaction Documents”; means all kinds of Contracts, documents, statements regarding this Contract and the completion of the Transaction or other related transactions under this Contract.

“Permission(s)”; it means all kinds of licenses, permissions required by official institutions or required to be obtained in accordance with the legislation of official institutions in order to carry out the Business.

“Closing”; means the completion of all obligations and transactions foreseen to be performed and completed on the Closing Date of the Transaction stipulated in this Contract, in accordance with this Contract.

“Closing Financial Statements”; means the financial statements of the Company, including the balance sheet and income statement with the Closing Date, which will be prepared in accordance with the standards accepted by the BRSA.

“Closing Date”; shall have the meaning given to it in Article 5.1 (Place and Date of Closing) of this Contract.

“Person”; means natural persons, partnerships, companies, organizations without legal personality, official or other institutions.

“Legislation”; means any law, decision, regulation, statute or legislation that has the force of law and has been published by any official institution, and all amendments made in the relevant legislation.

“Brand”; it refers to the registered trademarks of the Company owned by the Turkish Patent Institute, which are included in Annex (8).

“Net Asset Value”; represents the difference between the Company’s assets and liabilities as stated in the financial statements prepared in accordance with BRSA standards.

“Final Transfer Value”; shall mean the meaning given to it in Article 3.1 (Transfer Value) of this Contract.

“Material Adverse Change”; it refers to the changes, including the cancellation of any license, permission of the Company, which occurred before the Closing Date and compared to the Company's Financial Statements dated September 30, 2021.

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“Official Institutions”; any legislative, executive or judicial authority of the Republic of Turkey or their sub-units (national, regional or local) or any official or semi-official municipality, department, commission, board, representative office, branch, municipality-affiliated organizations, tax bodies , judicial or administrative body, department, commission, authority, court or other regulatory, administrative or judicial authority or court unit or public legal entity.

“Seller” or “Sellers”; means the meaning given to it in the preamble of this Contract.

“Seller’s Bank Account”; means the TRY bank accounts of each Seller under [Annex 6] of this Contract (Seller’s Bank Account).

“Declarations and Warranties of the Sellers”; it means the Declarations and warranties given by the Sellers in favor of the Buyer and listed in Annex 5 of this Contract (Declaration and Warranties of the Sellers).

“Contract”; means the meaning given to it in the preamble of this Contract.

“Company”; means the meaning given to it in the preamble of this Contract.

“Encumbrance”; any mortgage, right of lien, pledge, right of retention, assignment by security, retention of the title, option, right of acquisition, priority right, right of set-off, claim for counter-indemnity, safekeeping, or other an agreement to provide any security shall mean the establishment of usufruct, the right of retention, or any right or restriction in kind or in person, and the term “Impose an Encumbrance” shall be interpereted accordingly.

“Assets”; It means the assets specified in [Annex 3] (Assets) owned by the Company as of the Signing Date, together with all its assets and liabilities.

“Tax”; It refers to all taxes, including but not limited to all kinds of taxation and legal and administrative, state, regional, local administrative or municipal fees, contributions and duties, withholding and deductions, special communication tax, excise tax , registration taxes, property tax, VAT, income and corporate tax, import tax, transaction and customs duties, stamp duties, withholding taxes, environmental taxes, advertising and promotion taxes, municipal taxes and their profit, property, personal property, capital gains, Sales, payroll, social security, concessions, privileges, transfer tax and similar taxes, fees, penalties, funds, duties, allowances, fees and duties, and all related penalties incurred in the Republic of Turkey due to the status of the Company means indemnities, costs and interests.

2	THE SUBJECT OF THE CONTRACT
2.1

Subject to the terms and conditions written in this Contract, the Sellers will sell and transfer the Shares Subject to Sale specified in Annex 1 (Shares Subject to Sale) to the Buyer with all its rights and debts, free from any restrictions within the scope of necessary Permits to be obtained from regulatory bodies under the applicable Legislation, to provide the Buyer with full control and benefit right and to carry out the Business and the Buyer shall also purchase and transfer the Shares Subject to Sale by paying the Final Transfer Price as agreed under Article 3 (Transfer Price and Payment) of this Contract.

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2.2

The liabilities of the Sellers specified in Article 2.1 include the transfer of the Shares Subject to the Sale to the ownership of the Buyer, together with the economic benefits they provide on the Company, including the right to dividend, free from any pledges and similar Encumbrances, and in return for the Final Transfer Price in accordance with the Legislation and each of the Sellers waives any priority right regarding the transfer of the Shares Subject to the Sale or the rights granted to them under the Articles of Association and the relevant Legislation.

3	TRANSFER PRICE AND PAYMENT

3.1Transfer Price

(i)	Initial Transfer Price: The parties have agreed that the Net Asset Value of the Company is TRY 20,000,000 (“Initial Transfer Price”).
(ii)

Post-Closing Adjustment: The post-closing adjustment amount shall be the difference between the Net Asset Value as of the Closing Date and the Net Asset Value as of the Account Date (“Post Closing Adjustment Amount”). The final transfer value (“Final Transfer Value”) will be obtained by adding the Post Closing Adjustment Amount to the Initial Transfer Value.

The Post Closing Adjustment Amount = Net Asset Value as of Closing Date – Net Asset Value as of Account Date

Final Transfer Value = Initial Transfer Value + Post Closing Adjustment Amount

(iii)	The parties have agreed that the following principles will be applied in the calculation of the Post-closing Adjustment Amount;
(a)	The Net Asset Value of the Company as of the Account Date is TRY 20,000,000.
(b)

If the Net Asset Value as of the Closing Date is higher than TRY 20,000,000, the Post Closing Adjustment Amount will be positive and the Final Transfer Price will be higher than the Initial Transfer Price.

(c)

If the Net Asset Value as of the Closing Date is less than TRY 20,000,000, the Post Closing Adjustment Amount will be negative and the Final Transfer Price will be lower than the Initial Transfer Price.

(d)

The Net Asset Value of the Company as of the Closing Date will be determined by the Buyer as soon as possible based on the Closing Financial Statements, but in any case within 2 (two) months after the Closing Date, and will be notified to the Sellers.

(e)	Sellers will have 15 days (“Review Period”) to review the Closing Financial Statements after receiving them.

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(f)

Post-Close Adjustment will be final and binding on the Parties unless Sellers give written notice to Buyer that they do not accept the Post-Close Adjustment (“Dispute Notice”) before the first day following the end of the Review Period.

(g)

In the event that a Notice of Dispute is made within the above-mentioned period, the Buyer and Sellers will try to resolve all disputes they may have in writing and in good faith within the following 15-day period regarding the matters specified in the Notice of Dispute.

(h)

If the dispute cannot be resolved at the end of this 15-day period, the Parties shall apply to the Independent Valuation Firm to determine the subject of the dispute. The outcome of the Post-Close Arrangement to be made by the Independent Valuation Firm will be final and binding on the Parties, except for an obvious error.

(i)	The costs and expenses related to the Post-closing Adjustment services of the Independent Valuation Firm will be paid jointly by the Buyer and Dohol.

3.2Payment of the Transfer Fee

3.2.1.

The Buyer shall pay TRY 5,000,000 to the Sellers’ bank accounts specified in the Annex 6 at the Closing, on the condition that the Closing occurs in accordance with this Agreement, in proportion to their shares in the Shares Subject to the Sale (“First Payment of the Transfer Value”). The amount of the Transfer Price Initial Payment includes the balance sheet items shown in the Net Asset Value Table set forth in Annex [•] and the values within the scope of the provisions included in the footnotes of this Net Asset Value Table.

3.2.2.	On the date of the Initial Payment of the Transfer Price, Dohol will issue an invoice amounting to a total of TRY 20,000,000 (twenty million Turkish Liras) and deliver it to the Buyer.
3.2.3.

The difference between the Final Transfer Value and First Payment of the Transfer Value (“Conditional Payment Amount of Transfer Value”), shall be paid by the Buyer to Dohol depending on the condition of Collection of Receivables (“Collection”) starting 3 months after the Closing Date. Conditional Payment Amount of Transfer Value shall be paid to Dohol until all collections completed depending on the condition of Collection.

3.2.4.	The Buyer shall make deductions for the following amounts from the Collection amount and pay the remaining amount to Dohol:
i.	All kinds of expenses, taxes and charges related to the conversion of the Receivable to which the collection is related into cash
ii.	All labor receivables paid by the Company, including salary, of Employees Tracking Receivables
iii.	Bank loans and other debts that are due as of the date of collection and included in the Closing Financial Statements of the Company
iv.	Amounts that the Sellers are obliged to pay to the Company or the Buyer pursuant to this Contract, including Article 10 (Indemnification)
3.2.5.	Payments will be made within the first 3 Business Days of the month following the month in which the Collection is made.

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3.2.6.

In case the payment made from Collections exceeds the Transfer Price Conditional Payment Amount, the difference shall be paid to Dohol by the Buyer within 10 (ten) Business Days following the Contract between the Parties and Dohol will issue an invoice for this.

3.2.7.

In the event that the payment amount made from the Collections does not reach the Conditional Payment Amount of Transfer Value within the period specified in 3.2.3 above, the Buyer shall issue a return invoice to Dohol for the missing amount.

3.2.8.

In the event that an agreement cannot be reached between the Parties regarding the Transfer Price Conditional Payment Amount, the dispute regarding the relevant amount will be resolved by an auditor from the four major audit companies to be appointed jointly by the Parties. The auditor will give his opinion within fifteen (15) Business Days from the date of his assignment. The parties will provide all kinds of information and documents necessary for the auditor to make the relevant calculations and will ensure that the Company acts in this direction.

For the avoidance of doubt, the auditor will act as an expert; however, he will not act as an arbitrator. In this context, the calculation to be reported by the auditor will be final and binding on the Parties, excluding fraud or gross negligence of any Party and/or auditor; the date on which the auditor submits his opinion to the Parties shall be deemed the finalization date. The said payment will be made within 10 days at the latest from the date of finalization.

The auditor’s fee shall be paid considering the justification of the party that is wrong in its objection.

3.2.9.

If the payment is not made within the period determined by the Buyer, a monthly interest of 1.5% will be calculated for the period from the due date (excluding the due date) to the date of the actual payment (including the actual payment date).

3.2.10.

The Sellers have agreed that the entire Transfer Price Conditional Payment Amount will be paid by the Buyer to Dohol, subject to the collection condition, within the framework of the above-mentioned provisions and have authorized Dohol in this context. The Sellers agree that the Buyer’s payment liability will expire once all payments to Dohol, including the Transfer Price Conditional Payment Amount, are made to Dohol.

3.2.11.

From the Initial Payment of the Transfer Price to be made by the Buyer to Dohol, all the rights of the other Sellers will be paid by Dohol in proportion to their shares. Sellers other than Dohol accept, declare and undertake that they waive their receivables regarding the Transfer Fee Conditional Payment Amount in return for the indemnification responsibility set forth in article 10 of this Contract, in exchange for Dohol. Sellers other than Dohol accept, declare and undertake that they will not claim any rights against Dohol for all their claims, including the Transfer Price Initial Payment and the Transfer Price Conditional Payment Amount, after Dohol has paid them in the amount of the Transfer Price Initial Payment.

Sellers other than Dohol accept, declare and undertake that they will not claim any rights against the Buyer regarding all their demands, including the Transfer Price Initial Payment and the Transfer Price Conditional Payment Amount.

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4	PREQUISITES

The Buyer’s liability to perform the Closing depends on the following perquisites (“Prerequisites”) be fulfilled by the Sellers from the Signing Date of the Contract to the Closing Date, or that the Company acts in this direction by the Sellers, Buyer's express and written waiver of the Prerequisites.

(i)	Relevant permission should be obtained from BRSA regarding this Transaction.
(ii)	Necessary notifications must be made in writing and approvals must be obtained to the counterparties of all contracts of the Company that prohibit or condition the change in control.
(iii)

As of the Closing Date, (i) a letter from the authorized tax office stating that the Company has no due and unpaid tax debt (ii) a letter from the authorized Provincial Directorate of Social Security Institution stating that the Company does not have any outstanding social security premiums, duties, fees or any other debt of a similar nature must be received and delivered to the Buyer.

(iv)

Employees, whose list is listed in Annex 2, must have been paid by the Company for their labor receivables arising from the Labor Law and Company practices, including severance pay, annual leave wage, and weekly holiday pay.

(v)	The acquittance set forth under Annex 9 that the Sellers do not have any receivables from the Company must be submitted to the Buyer by the Seller.
(vi)

The existing lease relationship established over Doğan Group companies regarding the head office address of the Company must be terminated in a valid and binding manner as of the Closing Date, without the need to pay any compensation and without placing any financial burden on the Company.

(vii)	A lease Contract must have been duly concluded with the tenants for the real estate leased by the Company.
(viii)	The Company's debts to Related Parties must have been paid and settled.
(ix)

The relevant website of the Company, which is available on the website of the BRSA, https://www.dorukfinansman.com.tr/ must be duly registered with the Istanbul Trade Registry Office and the Company's Website must contain all the information required to be included in accordance with the Legislation

(x)	The Power of Attorneys set forth under Annex 10, which are requested to be canceled by the Buyer, must be canceled by the Company and the attorneys have been dismissed.
(xi)	Sellers shall inform the BUYER of any information such as Company data requested by the Buyer, user information, passwords and usage procedure information of the SET Software used.
(xii)	A decision to convene a meeting with an agenda item regarding the appointment of new Board members regarding the General Assembly meeting to be held on the Closing Date of the Company should be taken.
(xiii)	Interim activities of the Company must not be contrary to Article 6 of this Contract.
(xiv)

The Company's Permits and Licenses set forth under Annex 11 must be valid and no notification/warning regarding the cancellation/suspension of such Permits and Licenses should have been received by the Company.

(xv)	The Company must have fulfilled all its liabilities arising from the Legislation in a timely and complete manner.
(xvi)	No Material Adverse Changes have occurred between the Signature Date and the Closing Date.

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5	CLOSING
5.1	Closing Place and Date
5.1.1	Closing will take place at the Seller's address in Istanbul.
5.1.2	Closing will take place no later than the last business day of the month following the month in which the approval from the BRSA mentioned in 4(i) above (“Closing Date”) is received.
5.2	Closing Procedure

Closing will be executed in the following manner and simultaneously only subject to Article 5.4 (Post Closing Actions).

5.2.1	The Buyer shall deliver or ensure that the following documents are delivered to the Sellers:
(a)

Notarized circular of signature or power of attorney or resolution of the Board of Directors showing that the Persons acting on behalf and in capacity of the Buyer have been duly authorized as of the Closing Date to accept and sign this Contract and the provisions of arbitration in this Contract and to carry out all works and transactions, including participation in the extraordinary General Assembly specified in the Contract, on behalf and in the capacity of the Buyer;

(b)

A written statement annexed to this Contract as Annex 7-a (Buyer’s Statement Regarding the Accuracy of Declarations and Warranties) including the Closing date, confirming that all Declarations and warranties of the Buyer set out in Articles 8.1 (Joint Declarations and Warranties) and Article 8.3 (Buyer’s Declarations and Warranties) are complete and correct as of the Signature Date and Closing Date and that there is no breach of this Contract,

(c)	Receipts showing that the payments have been paid to Dohol's Bank Account in accordance with the provisions of Article 3.2.1, simultaneously with the completion of the above-mentioned transactions;
5.2.2	Sellers shall deliver or ensure the delivery of the following documents to the Buyer:
(a)

Notarized power of attorney showing that the Persons acting on behalf of the Sellers are duly authorized as of the Closing Date to accept and sign this Contract and the provisions of the arbitration contained in this Contract, and to carry out all work and transactions specified in this Contract on behalf of the Sellers;

(b)

Share certificates representing the Shares Subject to Sale and issued in accordance with the Legislation and duly endorsed by the Sellers on behalf of the Buyer, free from all Encumbrances and with all their rights and benefits;

(c)	A written statement annexed to this Contract as Annex 7-b (Sellers’ Statement Regarding the Accuracy of Declarations and Warranties) including the Closing date,

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confirming that all Declarations and warranties of the Buyer set out in Articles 8.1 (Joint Declarations and Warranties) and Article 8.2 (Sellers’ Declarations and Warranties) are complete and correct as of the Signature Date and Closing Date and that there is no breach of this Contract;

(d)

As of the Closing Date (i) Acceptance of the resignation and release of the current members of the Company's Board of Directors from their duties in the Board of Directors; (ii) Change of company address (iii) Notarized copies of the minutes of the Extraordinary General Assembly Meeting to be held by the Sellers with the agenda including the appointment of the Persons determined by the Buyer to the Board of Directors of the Company as of the Closing Date and the other items to be determined by the Buyer and notified to the Sellers;

(e)

Letters of resignation and release to be signed by the current members of the Company's Board of Directors, addressed to the General Assembly, regarding their resignation from their duties in the Board of Directors as of the Closing Date;

(f)	Letters received from the relevant tax office and Social Security Institution on the Closing Date, proving that the Company has no debts to the said institutions;
(g)

Since all power of attorneys will be terminated, with the exception of the power of attorney for the follow-up of the works and transactions specified in this contract, which is currently in effect, notary dismissal documents or documents showing that the power of attorney relationship is terminated;

(h)

Notarized acquittances showing that as of the Closing Date, the Employees have collected their labor receivables from the Company, including severance pay, annual leave pay, and weekly vacation pay, arising from the Labor Law and Company practices;

5.3	Single Transaction
5.3.1

In accordance with Article 5.2 (Closing Procedure), all works and transactions constituting the Closing transaction will be considered as a single transaction and in the event that a particular work or transaction is not duly performed, other works and transactions constituting the Closing transaction shall be deemed to have not been performed in the election of the Party that has an interest in the performance of this transaction, until the said work or transaction is duly performed.

5.3.2

The Parties shall ensure, to the extent possible, that in the event the Closing transaction is not completed and this Contract is terminated in accordance with Article 5.3.3 below, other Closing transactions stipulated and performed under this Contract will be restored to the state they were in before the Closing process began. In the event that it is not possible to withdraw the transactions that have been performed, the transactions will be canceled as per the circumstances and in accordance with the relevant Legislation

5.3.3	If any of the Buyer or Sellers defaults on what is required to be fulfilled at the Closing as a result of the breach of their obligations set forth in this Article, the non-defaulted

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Party, without prejudice to the other rights granted in this Contract and the Legislation, shall be liable for the relevant unfulfilled transaction or may waive the liability and proceed to complete the Closing process to the extent possible.

5.4	Post-Closing Transactions
5.4.1

The Parties shall ensure that the resolutions of the Board of Directors and all other documents and information required for the registration of the Extraordinary General Assembly held on the Closing Date, before the relevant trade registry office, as soon as possible and within 10 (Ten) Business Days at the latest, after the closing process is completed.

5.4.2

The Parties shall ensure that all notifications required to be made by the Company to the Trade Registry Office pursuant to article 198 of the Turkish Commercial Code are made within the periods stipulated in the Legislation (within 10 days following the completion of the transactions).

6	INTERIM PERIOD AND MANAGEMENT

During the Interim Period, Sellers will comply with the following restrictive commitments (“Interim Period Restrictions”). However, the Sellers shall promptly notify the Buyer and ensure that the Buyer’s approval is obtained in case the following transactions or matters outside the Ordinary Flow of Business are required to be performed during the Interim Period.

During the Interim Period, the Sellers shall provide the contractual matters, including but not limited to the following, unless the Buyer agrees otherwise in advance in writing:

(a)	No change in the Company’s Articles of Association, including no capital increase or decrease;
(b)	Not giving any guarantee, warrant, bail in favor of third parties or imposing Encumbrances on Assets, not making unrequited gains
(c)	Not investing in an amount exceeding TRY 100,000 in total;
(d)	Not making or agreeing to make amendments to the contracts it has concluded or not to conclude new contracts other than the Ordinary Flow of Business,
(e)

Not making any salary, profit distribution, bonus payment or any other payment (in advance or otherwise) to the Vendors, members of the Board of Directors and all their employees, under any name, other than the salaries they received on the Signing Date of this Contract,

(f)

The Company must fulfill all its obligations in order to maintain the validity of all of its Permits and refrain from any business or transaction that must be avoided and must not make any changes or modifications to the Permits, except for those that take place in accordance with the Company’s Ordinary Flow of Business and the mandatory provisions of the Legislation,

(g)	Not to take over any company, joint venture or other business or their tangible assets, in whole or in part, and not engage in negotiations or other dispositions thereon,

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(h)

Not to initiate any important legal proceedings, not to accept the Contract peacefully, except for the lawsuits or proceedings that are required to be filed as per legal obligation and standard legal proceedings to be opened as per the Ordinary Flow of Business,

(i)

Not to approve the transfer of any part of the Shares Subject to Sale to a third party and not to allow preemption, repurchase or any other option right, or any right or obligation to be converted into a right or obligation to buy shares from the Company, or to impose an Encumbrance on the Shares Subject to Sale, not to pay dividends.

(j)	Not to enter into any contracts, commitments or reconciliations regarding capital expenditure or commitments other than in the Ordinary Flow of Business,
(k)	Not to take any act/or action regarding the merger, division, conversion, liquidation, or dissolution of the company, or equivalent legal processes,
(l)	Not to change the Employees on its own initiative, except in extraordinary circumstances, or to make any changes in the working conditions other than the Ordinary Flow of Business,
(m)

The Company’s tangible or intangible assets (including Intellectual Property Rights and Internet Domain Names) shall not be disposed of, leased, or any Encumbrance shall be imposed except for those already on it, and

(n)	Not to change the Company’s accounting method.
7	COOPERATION

The Parties will cooperate in obtaining all kinds of applications and permits that they or the Company have decided to be made under this Contract, and they will ensure that their authorized representatives work in cooperation in this direction.

With the agreement of the Parties, the Employees Tracking the Receivables specified in this Agreement before the Signing Date will continue to work under the responsibility of the Company, and these personnel will be responsible for the collection, operation, accounting, etc. of the receivables before this date as of the Closing Date (including the Closing Date); and will be responsible for the Collection of Receivables, including performing operational transactions. All employee personal rights of these personnel will be reflected to Dohol after the Company has paid them.

The exclusive disposal authority of the Receivables will be followed by Ertunç Soğancıoğlu, who is appointed by the Sellers. The instructions to be conveyed to the Company by Ertunç Soğancıoğlu will be fulfilled by taking action within 3 business days at the latest.

All expenses related to lawsuits and proceedings, which are in the accounts receivables to be liquidated in the balance sheet of the Company and followed by the Doruk Faktoring A.Ş. legal service and other law offices, will be covered by the Company and invoiced to Dohol. The process regarding the collections made from the specified files will be paid to Dohol in accordance with the procedure specified in Article 3 (Transfer Value and Payment) of this Agreement. If there is no collection, these expenses will be paid to the Company by Dohol within 7 working days from the invoice date.

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8	DECLARATIONS AND WARRANTIES
8.1	Joint Declarations and Warranties

Buyer and each Seller solely represent and warrant to each of the other Parties as of the Signing Date and the Closing Date that;

(a)	It has the necessary authority to enter into this Contract and to perform its obligations under this Contract;
(b)	that she has duly given the necessary powers for this Contract and that the Contract has been duly concluded and that this Contract constitutes a legally binding and enforceable obligation to it;
(c)

In terms of parties that are legal persons, the conclusion of this Contract and compliance with its terms shall not violate the articles of association, bylaws or any contract, document or regulation to which the said legal entity Party is a party;

(d)

There is no existing or pending legal proceeding under this Contract within the knowledge of the relevant Party, but has not been submitted to the information of the other Party in any way before or within the scope of this Contract that jeopardizes or restricts the performance of the Parties’ obligations.

The parties agree that each of the above statements and warranties will be interpreted as a separate and independent statement and warranty (unless there is an express provision to the contrary) and they accept, represent and warrant that they will not be limited by reference to the terms of any other Declarations and warranties or any other condition in this Contract.

The Parties declare that there was no mistake, malicious intent or pressure between the Parties in the establishment of this Contract and they accept the authority and competence of the Parties in the conclusion of this Contract.

8.2	Sellers’ Declarations and Warranties

The Sellers represent and warrant to the Buyer the matters set forth in Annex 5 (Declarations and Guarantees of the Sellers) for the Company and the Buyer jointly and severally declares and undertakes that these statements and warranties are true, complete and correct and not misleading as of the Signing Date, and unless otherwise stated, they will be true, complete and accurate as of the Closing Date and will not be misleading

8.3	Buyer’s Declarations and Warranties

In addition to the matters specified in Article 8.1, the Buyer declares and undertakes the following:

a.	As of the Signing Date, the Buyer is a company duly established and validly existing in accordance with the legislation to which it is subject, operating and having a good reputation.

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b.

The Buyer shall have the cash or financing available, which is present and will continue to be available at the Closing Date, to ensure that the transfer fee is paid in accordance with Article 3 (Transfer Value and Payment) and all other amounts to be made pursuant to this Contract.

c.

The Buyer declares and undertakes that it will not take any legal action, including liability cases, against the members of the Board of Directors and the signatories who have been released pursuant to Article 5.2.2. (d) of this Contract, or that they will not demand such action by the Company.

d.

The Buyer declares and undertakes that he has accepted to purchase the Shares Subject to Sale by carrying out the Examination regarding the Company and taking into account the Declarations and Warranties of the Sellers.

9	COMMITMENTS
9.1	Post-Close Collaboration

The Parties agree and undertake to promptly and duly sign and deliver all the documents that may be required in order to effectively fulfill and realize the intent and purpose of this Contract within the framework of the Legislation, to hold the necessary meetings subject to the terms and conditions set forth in this Contract, to take necessary actions, including giving waivers and consents, and making decisions, and to act in cooperation, collaboration and solidarity for the realization of these transactions

9.2	Permissions

In order to complete the Closing, the Parties are obliged to make all applications deemed necessary by the Legislation in order to complete the transactions stipulated in the Transaction Documents, as soon as possible under the terms and conditions set forth in this Contract, and to ensure that the Company does so.

10	IDEMNIFICATION
10.1	Sellers’ Indemnification Liability
10.1.1.

Each of the Sellers, jointly and severally, are liable for direct, actual and final losses, financial liabilities, damages or expenses, including, but not limited to interest expenses incurred by the Company and/or the Buyer, and legal fees that are reasonable and parallel to the documented market conditions as a result of or in connection with the matters listed below. Dohol acknowledges that it is solely responsible for the indemnification liability of other Sellers regarding this matter and hereby accepts and declares that he will indemnify the Company and/or the Buyer in cash and in full within 10 Business Days following the notification to be made by the Company and/or the Buyer, and/or will not prejudice the Company and/or the Buyer:

(i)	In the event that the Declarations and Guarantees of the Sellers submitted to the Buyer in Annex-5 regarding the period prior to the Closing Date are not correct or do not reflect

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the truth, even partially, or that third-party requests or Institution sanctions/penalties, which do not exist as of Closing Date or not known to the Parties but emerged or learned after the Closing Date;

(ii)	If the information and documents within the scope of the Disclosure Letter are untrue;
(iii)	In case the Sellers violate their obligations set forth in this Contract, and
(iv)	In case of a claim for compensation arising from the implementation of the provisions of article 280 (Cancellation for Intention to Damage) of the Execution and Bankruptcy Law numbered 2004.
10.1.2.

The commitments of the Sellers within the scope of this article are in the nature of a “full contract for the benefit of the third party” within the scope of article 129 of the Turkish Code of Obligations; The Company has the right to claim the right of compensation directly from Dohol due to these commitments of the Sellers. The Buyer may also request the fulfillment of this obligation from Dohol to the Company.

10.2	Procedure for Claiming Indemnity

In case of occurrence of a situation (“State of Liability”) that will give rise to the responsibility of the Sellers under Article 10.1 (Seller’s Liability to Indemnify), the following provisions shall apply;

10.2.1

The Buyer shall notify the situation constituting the State of Liability by written notice to Dohol (“Statement of Liability”) under article 12.6 (Notices) within 10 (ten) Business Days from the date he became aware of the Liability Status, unless an earlier period is stipulated within the scope of the Legislation. The Statement of Liability will include the alleged breach and the amount claimed. Statement of Liability will be made on time in accordance with Article 12.6.

10.2.2

Dohol will have the right to accept or reject the requests in the said notification in writing within 10 (ten) Business Days (except in the case where an earlier period is stipulated within the scope of the Legislation), from the notification by Dohol of the Statement of Responsibility to be made on behalf of Dohol pursuant to Article 12.6.

10.2.3

In the response given by Dohol to the Statement of Liability in accordance with Article 10.2.2, if the Buyer’s claims in the Statement of Liability are partially or completely rejected, or if no response is given within the specified period, the Buyer and Dohol shall will come together to resolve all kinds of disputes. If the Buyer and Dohol cannot come together or reach an Contract within 15 (fifteen) Business Days from Dohol’s response to the Statement of Liability or the end of the response period, the dispute will be resolved in accordance with Article 12.12 (Dispute Resolution).

11	CONFIDENTIALITY
11.1

Except as otherwise provided in the legislation, one of the Parties or an Affiliate, employee, member of the board of directors, advisor, consultant, accountant or other representative or representative of the Parties cannot make any announcements, explanations or notifications Without the written approval of the other Party (Parties cannot unreasonably refrain from giving consent) regarding the signing of this Contract, including the negotiations, any provision in the Contract or the transactions stipulated in the Contract.

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11.2

Due to the performance of this Contract or any Contract stipulated in this Contract, the parties agree that all the information they receive regarding or from one of the Parties to this Contract will be kept confidential by the Parties at the highest level, strictly for 2 (two) years from the Closing or Termination of the Contract and they will also ensure that the Affiliate, employee, member of the board of directors, advisor, consultant and accountant, who take part in the transactions envisaged by this Contract, also keep them confidential.

11.3

Each of the Parties agrees not to publish, transmit, disseminate, disclose or use any of the information described in the preceding paragraph without the prior written consent of each other Party, except as expressly provided for in this Contract or a Contract stipulated by this Contract. The parties agree that the Encumbrances in this Article shall not be applied to the following matters:

(a)	Information held by the Buyer in advance and without any responsibility for the confidentiality of the disclosing Party as of the date of disclosure;
(b)	Information that is in the public domain as of the time of disclosure, or that has been published after disclosure or is in the public domain, although the Buyer has not violated any confidentiality;
(c)

Information that the receiving Party can demonstrate that it had previously developed independently or obtained it from a third Party, which the disclosing Party obtained without violating the non-dissemination restriction;

(d)	Information that the Parties decide are no longer confidential, and;
(e)	Information required or required to be disclosed by legislation or an authorized official institution, or by the obligations of any exchange.
11.4

In the event that this Contract is terminated, the Parties shall return all kinds of documents, reports and other confidential information documents (both in hard copy or stored in a computer) to the other Party without delay, without making any copies.

12	MISCELLANEOUS PROVISIONS
12.1	Termination
(a)	This Contract may be terminated at any time prior to Closing under the following conditions:
(i)	With the mutual consent of the Sellers and the Buyer;
(ii)

Upon the request of the Sellers or the Buyer, in case of a court decision, official institution regulation or legislative provision that prohibits or otherwise prohibits the fulfillment of a substantial part of the transactions stipulated in this Contract (legal impossibility).

(iii)	By a unilateral declaration of the Buyer in the event of a Material Adverse Change.

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(iv)

By the Buyer, in the event that the Prerequisites, which are required to be fulfilled by the Sellers specified in Article 4 (Prerequisites) of this Contract, cannot be fulfilled until the Closing Date and are violated due to the fault of the Parties;

(v)

In the event that the obligations regarding the Closing Transactions set out in Article 6 above are not fulfilled by the Buyer or the Sellers on the Closing Date despite all the Prerequisites have been fulfilled, terminates automatically with written notice of the Party fulfilling its obligations shall send to the non-compliant Party without prejudice to the rights and obligations of the Parties arising before the termination of the Contract

(b)	Buyer may, at any time prior to Closing, terminate the Contract with a unilateral declaration to the Parties in the event of a Material Adverse Change.
(c)	In the event of termination of this Contract as set forth under the foregoing provisions;
(i)	Existing rights and obligations of the Parties as of the expiry date, and
(ii)

Article 1 (Definitions and Interpretation), Article 11 (Confidentiality), Article 12.4 (Amendment and Waiver), Article 12.5 (Costs), Article 12.6 (Notices), Article Right regulated under 12.7 (Copies), Article 12.8 (Severability and Amendment), Article 12.9 (Enforcement of Contract), Article 12.10 (Rights of Third Parties), Article 12.11 (Remedies and Waivers) and Article 12.12 (Dispute Resolution) and its liabilities shall survive after the termination of this Contract.

12.2	Other Commitments

The Parties, at their own expense, shall immediately sign and deposit all necessary documents in order to make the provisions of this Contract fully functional and valid, and shall immediately carry out all transactions.

12.3	Integrity of the Contract

This Contract and all documents submitted as part of, or subject to, or made part of this Contract by reference includes and constitutes the entire Contract between the Parties of this Contract and nullifies and replaces all previous Contracts, arrangements and compromises made by the Parties to this Contract regarding the subject of this Contract.

12.4	Amendment and Waiver

Unless otherwise expressly provided for in this Contract, of a party, not to use a right, authority, or privilege arising from this Contract does not mean that it will not use the authority or privilege for other times or more broadly or to delay in exercising it does not constitute a waiver of it, and its sole or partial exercise does not imply that it will not exercise such right or any other right, power or privilege for other times or more broadly. Waiver of a term, condition or provision of this Contract shall not be deemed a more comprehensive or continuing waiver, and a waiver of a right granted to one of the Parties pursuant to this Contract is only possible in writing.

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12.5	Costs

Each Party shall bear its own expenses due to the signing and delivery of this Contract and the completion of the transactions stipulated in this Contract, including the fees and expenses of legal advisors and financial advisors. The registration and announcement costs and all other expenses that will arise before the trade registry office due to the conclusion of this Contract shall be borne by the Company.

12.6	Notices

(i) Notification in Material Adverse Change: Until the Closing Date, Sellers will promptly notify Buyer of any Material Adverse Changes. The Buyer may choose to terminate this Contract in accordance with the provisions of Article 12.1, provided that the Buyer gives notice of termination to the Sellers within 10 (ten) Business Days after receiving such notice. Failure of the Buyer to notify the Sellers as such shall constitute a waiver of the Buyer’s right to terminate this Contract under Article 12.1.

(ii) Without prejudice to the provision in item (i) above, in cases where a written notification is required in this Contract, the relevant notification is sent to the Parties by e-mail, certified mail with return receipt requested, or in person, unless it is required to be made in accordance with the procedures in the Turkish Commercial Code. The Parties shall notify the other Party in writing of the changes that will occur in their residence addresses, within 7 (seven) days at the latest, from the date of the change, otherwise they accept, declare and undertake that the notification to be made to the aforementioned addresses shall be deemed to have been made to the relevant person and a notification made in accordance with the provisions of the applicable Notification Law will bear all its provisions and consequences.

Notifications to be made to the Parties will be sent to the addresses specified below:

Notifications to the Sellers:

Name: Doğan Şirketler Grubu Holding A.Ş.

Address: Burhaniye Mahalelsi Kısıklı Caddesi No:65 Üsküdar İstanbul

Fax: 021655690000

E-mail:

Telephone: 0216 5569000

Notifications to the Buyer:

Name: Hepsi Finansal Danışmanlık A.Ş.

Address: Kuştepe Mah. Mecidiyeköy Yolu Cad. Trump Tower Blok No:12 İç Kapı No:422
Şişli-İstanbul adresinde

Fax: 02123972608

E-mail: hukuk@dol.com.tr

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Telephone: 02123042000

Notifications to be made to the Company after the Closing Date:

Name: Doruk Finansman A.Ş.

Address:Kuştepe, Trump Towers 2. Kule, Mecidiyeköy Yolu Cad. No:12 D:!2 Kat:34387
Şişli-İstanbul

E-mail: dorukfinansman@hs02.kep.tr

Fax:

Telephone: 02123368900

Whereas, the notifications specified in Article 18/III of the Turkish Commercial Code (mainly consisting of notifications of default, termination or cancellation) will be deemed duly made only if they are sent via notary public, telegraph, registered letter with return receipt or registered electronic mail system with secure electronic signature and shall be deemed delivered as of the date of notification in accordance with the Legislation.

12.7	Copies

The parties will sign this Contract in 2 (two) original copies, one copy will remain with the Buyer and the other copy will remain with Doğan Şirketler Grubu Holding A.Ş.

12.8	Severability and Amendment

If any provision of this Contract becomes invalid or unenforceable pursuant to the Legislation, only the aforementioned provision shall be deemed invalid as long as the rights of the Parties are not impaired. If the invalidity of a provision in this Contract does not completely defeat the purpose of the Contract or harm the interests of the Parties, the other provisions of the Contract will be valid as if there is no such provision. An appropriate provision that can replace the unenforceable and invalid provision shall be mutually agreed upon by the Parties. Amendments and additions to this Contract shall not be deemed valid unless they are made in writing by mutual Contract of the Parties.

12.9	Enforcement of the Contract

This Contract will be effective on the date of signature by the Parties.

12.10	Rights of Third Parties

This Contract and the documents referred to in this Contract are for the benefit of the Parties, their successors, and are not for the benefit of another Person or may not be enforced by another Person. The Parties declare to the other Party that their rights to terminate this Contract or to accept a change, waiver or reconciliation to be made under this Contract are not subject to the approval of a Person who is not a Party to this Contract.

12.11	Remedies and Waivers

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Any waiver of any right or remedy set forth in this Contract shall not be valid unless in writing. Except as expressly stated to the contrary, a waiver is effective only on the terms in which it is given, and no waiver of any provision, or condition of this Contract shall be deemed or construed as a repeated or permanent waiver of the same provision, term or condition.

Failure of any of the Parties to use, delay in using or neglect to use a right or remedy regulated by the Legislation or this Contract shall not constitute a waiver of such right or remedy.

The use of a right or remedy under this Contract, once or in part, shall not prevent or otherwise restrict the subsequent exercise of that right or remedy.

Without prejudice to other rights or remedies that the Parties may have, the Parties accept that indemnification may not be an appropriate remedy in case of violation of this Contract and that in case of threat of violation or actual violation, precautionary measures, specific performance and similar remedies may be appropriate.

12.12	Dispute Resolution

The Parties shall try to resolve in a friendly manner all disputes and disputes, interventions (“Dispute”) arising from the Contract, under the Contract and related to the breach, termination and invalidity of the Contract. Before the dispute is brought before its competent authority, each Party shall give written notice to the other Parties by certified letter with return receipt requested that it wishes to settle the Dispute amicably. The said notice shall contain the information of the Dispute and the relevant documents. Sellers on the one hand and the Buyer on the other, were appointed as Ertunç Soğancıoğlu representing the Sellers and Halil Korhan Özhakem representing the Buyer in order to settle the dispute amicably.

If the Parties fail to find an amicable resolution regarding the Dispute within 4 (four) weeks, the dispute will be resolved by the Istanbul Arbitration Center through arbitration in accordance with the provisions of the TOBB (UCCET) Arbitration Regulation. The place of arbitration is Istanbul. The arbitration language is Turkish. The number of arbitrator will be 3. Turkish law applies to the dispute.

IN WITNESS WHEREOF, the Parties have concluded this Contract on the above-mentioned date through duly authorized representatives.

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BUYER	SELLERS
HEPSİ FİNANSAL DANIŞMANLIK ANONİM ŞİRKETİ	DOĞAN ŞİRKETLER GRUBU HOLDİNG A.Ş.

/s/ Hepsi Finansal Danışmanlık Anonim Şirketi	/s/ Doğan Şirketler Grubu Holding A.Ş.
DOĞAN DIŞ TİCARET VE MÜMESSİLLİK A.Ş.
/s/ Doğan Dış Ticaret ve Mümessillik A.Ş.
ARZUHAN DOĞAN YALÇINDAĞ
/s/ Arzuhan Doğan Yalçindağ
VUSLAT DOĞAN SABANCI
/s/ Vuslat Doğan Sabancı
HANZADE DOĞAN BOYNER
/s/ Hanzade Doğan Boyner

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Annex 1- Shares Subject to Sale

Seller	Current number of shares subject to transaction	Capital (nominal price)
Doğan Şirketler Grubu Holding A.Ş.	29,100	29,100,000.00
Doğan Dış Ticaret ve Mümessillik A.Ş.	6	6,000.00
Arzuhan Doğan Yalçındağ	300	300,000.00
Vuslat Doğan Sabancı	294	294,000.00
Hanzade Vasfiye Doğan Boyner	300	300,000.00
TOTAL	30,000	30,000,000.00

Annex 2 – Employees

Details are not included as the data include personal information.

	Name Surname	TR Identity No	Position / Title	Gross Salary	Obligation of Severance	Obligation of Notice
1
2
3
4
5
6

Annex 3 – List of the Receivables

Annex 4 – Disclosure Letter and Additional Disclosure Letter

Doruk Finansman Anonim Şirketi

This disclosure letter (“Disclosure Letter”) has been issued with reference to Share Purchase Contract and its annexes (“Contract”) which was signed by the real and legal persons stated in the preamble of this Contract in the capacity of Sellers, and Hepsi Finansal Danışmanlık A.Ş. in the capacity of Buyer on December 16, 2021 and which regulates the transfer of all of the shares owned by the Sellers in Doruk Finansman Anonim Şirketi (“Company”), registered with the Istanbul Trade Registry with the registration number 585913

All expressions not defined in this Disclosure Letter have the meanings ascribed to them in the Contract.

This Disclosure Letter constitutes the official disclosure of the circumstances and conditions that are incompatible or/may incompatible with the declarations and commitments set out in Annex 5 (Sellers’ Declarations and Warranties), in particular, Statements and Guarantees Regarding the Sellers and the Company, and which the Buyer may request due to this incompatibility.

References to item titles and numbers in the Disclosure Letter will be deemed made to the item headings and numbers specified in the Sellers’ Declarations and Warranties, unless otherwise understood from the context of the text. These titles and numbers are indicated for clarity only, do not change the interpretation of the Disclosure Letter and do not limit the legal effects of disclosure, which constitute exceptions to Sellers’ Declarations and Warranties. Matter disclosed or characterized by reference to a particular item also applies to other items to which this disclosure or commonality may relate.

Disclosure of a matter or document cannot be considered as any warranty, declaration or undertaking not expressly stated in the Contract and does not extend the scope of the Sellers’ Declarations and Warranties. For the avoidance of doubt, the Sellers shall be responsible for all claims, costs, penalties and liabilities relating to the period prior to the date of transfer.

It is warranted that all information contained in this Disclosure Letter is true, complete, correct and not misleading.

Any future statement or projection in this Disclosure Letter cannot be considered a commitment and does not expand the scope of the Sellers’ Declarations and Warranties

1-	General Disclosure Matters:

The following matters are deemed disclosed in this Disclosure Letter:

a.	All information and documents specified or referred to under the contract;

b.	All of the information contained in all legal books and records of the Sellers or the Company previously shared with the Buyer

Annex 5 – Sellers’ Declarations and Warranties

The Sellers accept and separately declare that the following statements, warranties and commitments regarding themselves and the Company and the Disclosed matters are true and correct as of the Signing Date and Closing Date of this Share Transfer Contract (“Contract”) and that the accuracy and validity of this declaration, warranties and commitments are essential for fully and duly fulfilling their primary obligations under the Contract.

These Statements and Warranties are an integral part of the Contract, and definitions and interpretations not included in these Statements and Warranties and beginning with a capital letter have the meanings ascribed to them in the Contract.

Within the above-mentioned matters, the Sellers represent and warrant to the Buyer all the following matters regarding themselves and/or the Company:

1.	Authority
(i)

Sellers, the Company and/or its proxies or authorized representatives have the right, authority, competence, and legal capacity to sign this Contract and the annexes and other documents stipulated in this Contract, to fulfill the obligations attributed to them under this Contract, and to complete the transactions stipulated herein.

(ii)	This Contract has been duly exchanged and concluded by the Sellers or authorized signatories.
(iii)	The action or consent of any company, administration or court in Turkey or any other jurisdiction is not required for Sellers to fully enforce this Contract.
(iv)

The Contract does not violate any Administrative Authority decision, contract or commitment to which the Company is bound. Sellers do not need the permission of any third party or Administrative Authority in order to hold the General Assembly meeting to be held in accordance with the Contract.

(v)

Sellers have submitted the Company’s incorporation documents, with all amendments, in a correct, valid and complete manner. The Company has kept all the General Assembly and Board of Directors meeting minutes and the related books substantially in accordance with the Legislation. The company is not in a situation that violates or conflicts with its founding documents and that will make it face with any final term and/or post notification violation, contradiction, or negligence. No proposal has been made or any decision has been taken regarding the Company, envisaging a merger, division or similar arrangement.

2.	Founding

The Company is a joint stock company established in accordance with the Laws of the Republic of Turkey and continuing its existence and activities in accordance with the Legislation and Articles of Association. The Company does not have an agency, branch, liaison office, representative office or workplace established outside the borders of the Republic of Turkey. The Company has fully and timely fulfilled its essential obligations regarding the Legislation, in particular the TCC and the Financial Leasing, Factoring and Financing Companies Law.

3.	Capital and Shares
(i)

The Company’s paid-in capital is TRY 30,000,000.00, consists of 30,000 shares with a nominal share value of 1,000 TL and these shares constitute the entire capital or similar securities of the Company.

(ii)	The Company’s share certificates consist of the shares issued to represent the Shares Subject to Sale, and there is no existing share certificates other than these.
(iii)	All the shares of the Company have been issued duly and in accordance with the Legislation and are free from any encumbrances and demands
(iv)

The Sellers own the ownership and all other rights of all the Shares Subject to Sale, free from any Encumbrances, and have the right to exercise all their rights, including voting and financial rights, regarding these shares. Upon the completion of the transfer and delivery of the Shares Subject to Sale to the Buyer as stipulated in this Contract, the valid ownership of the Shares Subject to the Sale shall pass to the Buyer, free from any Encumbrances or other regulations that may restrict the property rights. There is no pending legal proceedings regarding the Shares subject to Sale, their ownership or proprietary rights.

(v)	Sellers are not parties to any contract that entitles third parties to Shares or a portion of Company profits.
(vi)

Since the establishment of the Company, all share transfers have been duly carried out in accordance with the relevant provisions of the TCC, and the Company’s book of share shows all the share transfers made completely and accurately.

4.	Permissions
(i)

The Company is the owner of the Permissions necessary for it to be able to carry out its current commercial activities and Business in accordance with the legislation without causing any sanction, and to benefit from its assets with their current ownership and usage rights.

(ii)

The Company has conducted and is conducting its Business and operations in compliance with the Legislation. Sellers or the Company have not received any notification or notice from any Administrative Authority or private person due to violation of the Legislation.

(iii)

The Company has made all the notifications and reports arising from the Legislation in a timely and complete manner, within the scope of all Permissions that are essential to carry out its business; all fees due for permits have been paid.

(iv)

To get Permission of the Company from any Government Agency or any third party other than the Approval of the BRSA is not needed to ensure that the Transaction Documents are concluded and delivered by the Company or the transactions stipulated in the Transaction Documents are carried out or that the Company is operated as it currently is after the Closing.

(v)

They declare that third parties and Official Institutions have not claimed any compensation in connection with the violation of any relevant law in force within the framework of other relevant Legislation related to the Business of the Company, and that no Official Institution has taken any judicial action that would limit the execution of the Business.

5.	Financial Statements
i.	The Company’s Financial Statements are accurate and complete and are in no way misleading.
ii.

Financial Statements of all previous years, which were also approved by the vendors, have been prepared in accordance with the Legislation, in accordance with the accounting rules accepted by the BRSA and in accordance with the Tax Procedure Law, in accordance with the books and records. It duly reflects the entire current financial situation of the Company in the specified periods. The previous annual Financial Statements, in contract with the accounting and evaluation methods as of the relevant dates, provide a true and accurate picture of the Company’s assets including the Company’s fixed assets, the Company’s Business, its financial status, earnings, and the results of the company's transactions.

iii.	There are no other obligations towards third parties that may cause any change in the Net Asset Value of the Company and which should be stated but not specified in the Financial Statements.

iv.

Except for the guarantees specified in the Disclosure Letter, there is no guarantee given by the Company to any person, including the surety, guarantee, undertaking the act of the third party, mortgage, pledge, commercial enterprise pledge.

v.	The Company has not provided any surety, guarantee, promissory note, check or any off-balance sheet guarantee in favor of third parties, including Sellers.
vi.	The Company has kept and currently keeps all commercial books that are legally required to be kept up to date in accordance with the Legislation.
vii.	All of the Company’s annual Financial Statements have been properly prepared by the members of the Company’s Board of Directors and approved by the Company’s Board of Directors or General Assembly.

viii. The titles and branches of all banks where the Company has accounts, their account numbers and the list of all persons authorized to withdraw money from these accounts are given in the Annex].

ix.	As of the date of signature, the Company does not have any off-balance sheet financial liabilities other than those specified in the Contract and its Annexes.
x.

The Company keeps complete books and records showing its assets and liabilities in accordance with the applicable Legislation and maintains a proper and effective internal audit of its financial records (i) that the transactions are made with the permission of the Board of Directors, (ii) that they are duly recorded, (iii) and that the books, records and accounts reflect the transactions and dispositions of the Company’s Assets in an accurate, adequate and reasonable detail, (iv) to ensure the integrity of its Financial Statements, (v) that appropriate and adequate procedures are in place to ensure up-to-date and timely collection of accounts, notes and other receivables.

6.	Bankruptcy and Insolvency

None of the following events have occurred and are not expected to occur:

(i)

The company is not in a state of insolvency, is not in a position to pay its due debts and has fulfilled all the requirements of the legislation pursuant to Article 376 of the Turkish Commercial Code. No decision has been taken regarding the appointment of a liquidator in relation to the Company, and no instruction has been issued in this regard and no meeting was held for the purpose of liquidation of the Company and no petition was submitted for this purpose. No optional debt restructuring has been made with the Company’s creditors for reconciliation purposes.

(ii)	No third party has filed a bankruptcy claim against the Company (including but not limited to Article 376 of the TCC).

7.	Litigation and Proceedings
(i)

Except as set forth in the Disclosure Letter and Additional Disclosure Letter, there is no civil, criminal, or administrative action, proceeding, claim, complaint, hearing, investigation, letter of request, warning letter, prosecution, executive prosecution, review, or notice opened by any Person or Official Institution to which the Company is a party or that affects the Company, its assets or rights and if decided against, will have an impact on the Company’s activities, condition (financial condition or other circumstances), goods, assets, liabilities, operations, results of operations or future operations There is no any pending notification regarding any lawsuit, proceeding, demand, claim, complaint, hearing, investigation, warning, notice, prosecution regarding any value to the Company, Business or Assets or pending case filed by the Company, proceeding or prosecution. There is no unfulfilled court decision, court order or arbitration decision against the Company. Sellers do not have any knowledge that any legal action will be initiated in this way in the future.

(ii)	The Company has no ongoing expropriations.
8.	Insurance

The Company has taken out all compulsory insurances for the conduct of the Business. List of insurances made is explained in Annex 13. The company paid the insurance premium installments in full. A list of all insurance policies entered into by the company is included in the Disclosure Letter and Additional Disclosure Letter.

There is no insurance claim made by the Company to the insurer or by any third party to the Company or the insurer.

All insurance contracts specified in the Disclosure Letter are valid and all premiums have been paid by the Company when due. The Company or Sellers have not taken any action to render their insurance policies invalid.

9.	Employees
(i)

The Disclosure Letter and Additional Disclosure Letter contain a list of all Employees’ duties, titles, monthly wages, employment dates, tenures, annual leaves, severance pay, and notice pay. In order to avoid any doubt, there is no difference in any unregistered employees, unused and unclaimed annual leave periods of the Employees, or the specified dates of employment or duty periods, except for those specified in the Disclosure Letter and Additional Disclosure Letter. Except for the obligations set forth in the Disclosure Letter, the Company has no financial obligations towards any of its employees.

(ii)

The Company has carried out all its activities in substantive compliance with the Labor Law. The Company has substantially complied with all its obligations to all its Employees arising from the Labor Law, employment contracts and the

Legislation, including but not limited to Social Security, Occupational Safety, and Income Tax.

(iii)	There are no Employees who are employed without being registered with the Social Security Institution and/or are paid Social Security Institution premiums at a lower wage than their current wage.
(iv)	Sellers are not aware of forced labor, child labor, or other unfair labor practices of the Company and/or its subcontractors.
(v)	The Company is not facing any form of strike or other Employee protest.
(vi)

The Company has fulfilled all its obligations regarding the services it has received from third parties or from parties that receive service from third parties and does not have any liability to those persons. Transfers of workers from related parties and outsourced service relations have been carried out in accordance with the Legislation.

(vii)

Except as specified in the Disclosure Letter and the Additional Disclosure Letter, There is no claim for compensation has arisen, there is no threat of further pending legal proceedings and/or employment disputes against the company regarding the obligations of the Employees to the Company in accordance with the applicable labor and social security Legislation with the knowledge of the sellers.

(viii)

The Company has never been at fault in paying its Employees, advisors, members of the board of directors for any wages, overtime wages or other fees for services rendered, or any amount due to such persons, and has never been in default in paying such amounts.

(ix)	The Company has no obligation to pay any severance pay, notice indemnity, annual leave fee, wage supplement and/or overtime payment to current and/or accrued current or former Employees.
(x)

In the last 3 (three) years before the Signing Date, the Company has not implemented or initiated a collective dismissal. It has not been a party to the transfer of the business that requires or will require notification or negotiation to any Official Institution, union, personnel union or other organization representing the Employees.

(xi)

The Company complied with all the legislation regarding its employees, paid the social security premiums fully and on time, and made the necessary notifications to the Official Institutions, including the Social Security Institution, in full and on time.

10.Guarantees given by the company

Except for the guarantees listed in the Disclosure Letter and the Additional Disclosure Letter, the Company has not given or received any guarantee, mortgage, pledge, collateral, surety or any other form of guarantee. Has not acted as a guarantor, surety, mortgagee/pledge on behalf of any third party.

Bank letters of guarantee, guarantees and other commitments given by the company have been given within the scope of the customary management and administration of the works and in a manner consistent with the market practices of the credit institutions in Turkey.

11.	Assets

11.1 Real Estate

(i)	A complete list of immovable properties owned and/or used by the Company is included in the Disclosure Letter.
(ii)	All Real Estate used by the Company to run the Business is used on the basis of valid ownership or a valid and binding right or rental interest.
(iii)	The Company does not have any real estate owned jointly.
(iv)	Except for the ones explained in the Disclosure Letter, all of the Real Estate owned by the Company are free of all kinds of Encumbrances or other third party rights.
(v)

All kinds of prices, including but not limited to all kinds of sales, rent, easement, taxes, duties, fees, levy, expropriation, related to the Assets have been paid by the Company. There are no Liabilities against Administrative Authorities for real estate or any Encumbrances in connection with such debt.

11.2 Movables

(i)

The Company is the owner of all movable goods, free from all kinds of Encumbrances as reflected in the last balance sheet specified in the Financial Statements, or purchased after the balance sheet date and used in relation to its activities.

12.	Regulatory Compliance
(i)	The Company strictly complies with the Legislation and continues its activities fully and completely in accordance with the Legislation and without any criminal sanctions as of Closing.
(ii)

In line with the requirements of the Legislation, the Company duly kept its legal books and records, prepared its legal accounts, made the necessary notifications in full and on time, and submitted its declarations in full and on time.

(iii)

The Company is a joint stock company established and validly existing in accordance with the Financial Leasing, Factoring and Financing Companies Law and Regulation, and continues its business in accordance with the Financial Leasing, Factoring and Financing Companies Law and Regulation.

(iv)	The Company has not carried out any prohibited business or transactions listed in the Financial Leasing, Factoring and Financing Companies Law.
(v)

The Company has informed the Banking Regulation and Supervision Agency on the amendments to the Articles of Association. The Company publishes the amendments to the Articles of Association on the Company’s website.

(vi)	The Company has notified the Banking Regulation and Supervision Agency of the address changes in due time.
(vii)	Necessary permissions have been obtained from the Banking Regulation and Supervision Agency for share transfers in the Company.
(viii)

Members of the Company’s Board of Directors, general manager and assistant general managers have the qualifications specified in the Financial Leasing, Factoring and Financing Companies Law and Regulation.

(ix)	The Company acts in accordance with the Financial Reporting Principles specified in the Financial Leasing, Factoring and Financing Companies Law.
(x)	Financing contracts concluded by the Company are in compliance with the Financial Leasing, Factoring and Financing Companies Law.
(xi)	The Company has not received any penalties, warnings or letters from official or regulatory authorities within the framework of the Financial Leasing, Factoring and Financing Companies Law.
(xii)	The Company does not have any acts that may constitute a crime within the framework of the Financial Leasing, Factoring and Financing Companies Law.

(xiii)	The Company acts in accordance with the Corporate Governance Principles specified in the Regulation.

13.	Intellectual Property
(i)	The Company owns and has the right to use all Intellectual Property Rights used in the conduct of the Business, free from any Encumbrances and contractual limitations.
(ii)	A complete and accurate list of all registered Trademarks owned by the Company is included in the Disclosure Letter.
(iii)

All Intellectual Property Rights listed in the Disclosure Letter are valid and enforceable rights and the Company has the right to use these rights exclusively and to grant licenses in relation to these rights. The Company does not have any Intellectual Property Rights used without a license.

(iv)

The Company does not require any fundamental Intellectual and Industrial Property Rights other than the Intellectual and Industrial Property Rights that it owns or has the right to use. All essential Intellectual and Industrial Property Rights are adequately documented to allow them to be used by the Company to ensure the execution of their Existing Business.

(v)	The use of Intellectual and Industrial Property Rights by the Company does not infringe or constitute an infringement of the intellectual property rights of any other person.
(vi)	There is no current infringement of Intellectual and Industrial Property Rights and Sellers have no knowledge of a possible infringement.
(vii)	Intellectual and Industrial Property Rights will continue to remain with the Company after the Closing without being subject to any Encumbrances or limitations.
(viii)	Internet Domain Names registered in the name of the Company and included in Annex 12 will continue to remain with the Company without being subject to any Encumbrances or limitations.

14.	Taxes
(i)

The Company has paid all due Taxes on time and in accordance with the Legislation, and all information, documents and accounts submitted to the tax authorities for taxation purposes are complete and accurate. All kinds of notifications, calculations and payments to be made by the Company for any taxation purposes were made in the required periods and within the required period.

(ii)	The Company has submitted all required Tax returns to the tax authorities on time and duly, to the knowledge of the Sellers, there is no Encumbrance imposed on the assets of the Company due to Tax.
(iii)	The Company has no unpaid tax liability.
(iv)

Regarding “Transfer Pricing”, no disguised profit distribution has been made by the Company through Transfer Pricing in transactions made with related parties within the scope of the Legislation, and it is not made in the current situation. The Company has notified the relevant Tax Administration of all goods or services purchase or sale transactions related to transfer pricing made with related parties in accordance with the Legislation.

(v)	The Company has purchased the Assets it owns at fair value and there is no tax risk regarding these purchases. 2 real estates included in the Company’s Assets were acquired by foreclosure.
(vi)	The Company has made all sales realized before the Closing Date at the current market price. The Company does not have any tax risk regarding these sales.
(vii)	All sales made by the Company before the Closing Date were made in accordance with the Legislation and the Company has not committed any acts that may constitute tax evasion or non-billing.

15.	Contracts
(i)	A complete list of all contracts to which the Company is a party is included in the Disclosure Letter and Additional Disclosure Letter.
(ii)

All contracts in force of the Company are concluded and executed in accordance with the legislation and under normal market conditions in accordance with the precedents. The Company does not have any contract regarding transfer pricing contrary to the legislation.

(iii)

Payments regarding the contracts to which the Company is a party have been made in full and on time, and have been recorded in the Company’s books and records. The Company has no debts in default pursuant to these contracts.

(iv)

None of the contracts to which the Company is a party violates the Legislation in force or any judicial decision as of the Closing Date. The provisions of the Company’s contracts are binding and in effect. The company has fulfilled its fundamental obligations arising from all contracts to which it is a party or has not violated such obligations substantially and there has not been any situation that would mean that one of the parties to the contracts caused a fundamental breach of its obligations arising from the contracts. The Sellers do not have any information showing that the Company violated any essential provisions of the contracts to which it is a party or that it defaulted due to not fulfilling any essential obligation in the said contract in a timely manner or have not received any notice of this from the other party or have not given any notice to the other party in this regard.

(v)

The Company has not entered into any contracts that are outside the normal scope of its business or that is not under market conditions, except as described elsewhere in this Contract, and all contracts or commitments, if any, outside the scope of the Company’s Businesses have been transferred.

(vi)

Except for those arising from Financing Contracts; The parties to the contract have not violated or defaulted on the contracts in any way, the contracts have not been terminated or modified invalidly, and there has not been any phenomenon that will cause any breach of the contracts, default under the contract, or invalid termination of the contracts. No breach of default or notice of termination has been received under any contract. There is no demand between the contracting parties regarding the termination of the contracts regarding the overdue and unpaid debts. None of the contracts contain provisions regarding change of control. The company has obtained all approvals, permissions and waivers regarding the change of control, including the financial leasing contracts, and has made all notifications regarding the change of control the relevant third parties regarding the contracts and the realization of the Transaction will not have any adverse effect on the Business of the Company.

16.	Books and Records
(i)

All books and records of the Company are complete and accurate and have been kept in accordance with normal business practices. The full records in the said books and records accurately reflect and certify all financial transactions of the Company.

(ii)	The company, general assembly or board of directors meetings were not held before the minutes were prepared and recorded in the said minutes.

(iii)

The books and records of the Company accurately, truthfully and fully reflect the Company's assets, liabilities, business, financial condition and results of operation, current status of shares and are kept in accordance with the Legislation and all registrations mandated by any Official Institution are duly properly built.

17.	Non-Dispute

Neither the conclusion of this Contract nor the completion of the Transaction stipulated in this Contract;

(i)	shall conflict with or constitute a violation of the provisions of the Articles of Association or the resolutions of the Board of Directors, or
(ii)	shall violate any order, judgment, subpoena, provision, law, rule or Legislation that is binding on the Sellers or the Company, or
(iii)

Shall result in violation or default of an contract, deed, mortgage, license, lien, lease, or other document or restriction to which the Sellers are party, or loss of interest, or a debt becoming due before its maturity in a way that directly or indirectly causes Material Adverse Changes to the Company’s activities on the assets; or

(iv)	Shall in themselves change the nature of the Business’s commercial existence.
18.	Administrative Bodies
i.	No action has been taken regarding the replacement of the current Board Members of the Company and as of the Signing Date.
ii.

The Company has not made any commitment to compensate the members of the Board of Directors and managers in any way, either in cash or in kind, or to compensate these Board members and managers for the resignation or dismissal of the said Board members and managers. There is no amount owed or any price to be paid under any name, other than those recorded in the company’s commercial books and financial statements, to any member of the Board of Directors, manager and/or auditor by the Company.

19.	Payables, Debtors, and Creditors
i.	The Company does not have any debts (current or future, whether related to lending with interest or otherwise), other than those specified in the Financial Statements.
ii.

The Company is not liable for the debts of Sellers or any third party and is not party to any option, preference, guarantee or other obligation for a person to pay a debt, buy or provide funds for the payment of the debt or as an indemnity for the debt.

iii.	The Company is not subject to any outstanding loans other than those specified in its Financial Statements, has not borrowed, including amounts obtained through promissory notes and debt factoring, nor has the Company agreed to accrue such loans or debts.

iv.

Except for those stated in the financial statements, the Company does not have any receivables and/or advances that cannot be collected in the ordinary course of business or within 30 days at the latest from the due date.

20.	Information Systems and IT

The Company is the owner of the intellectual property rights regarding its information system and IT, and the implementation of this Contract will not affect the Company’s property right and/or right of use.

21.	Power of Attorneys

Except for the Power of Attorneys in Annex [•], the Company has not issued any ongoing power of attorney to represent and bind the Company in any way, and/or has not given any authorization in these matters.

22.	Personal Data

The Company has carried out its business in accordance with the Personal Data Protection Law and Legislation and has not received any penalties, warnings or letters from official or regulatory authorities regarding the protection of personal data.

23.	Material Adverse Change
i.	Sellers accept, declare and undertake that no Material Adverse Changes that can be foreseen by a prudent trader have occurred until the Signing Date.
ii.

From the Date of Signing to the Closing Date, unless otherwise specified in this contract, (a) the Company has conducted its Business in a manner consistent with past business practices; and (b) there are no Material Adverse Changes as of Closing.

iii.	Sellers shall promptly notify Buyer of all Material Adverse Changes to Sellers’ Declarations and Guarantees arising between the Signature Date and the Closing Date.
24.	Agents and Brokers

No intermediary has acted on behalf of the Company with respect to this Contract or the Transaction, and there is no intermediary or broker entitled to any brokerage fees with respect to the Transaction that is the basis for the contracts, arrangements or made by or on behalf of the Company.

25.	Competition
i.

The Company has not been a party to any contract, practice or activity that violates competition or similar legal regulation in any jurisdiction. To the best of the Sellers’ knowledge, the Company is not a party to any investigation, review or inquiry regarding competition or similar legislation by any court or Administrative

Authority in any jurisdiction, including being a party to the Contract.

ii.

The Company has not made any commitments to restrict the performance of the Business pursuant to competition or a similar legal regulation in any jurisdiction, and no decision, judgment or notification has been made against the Company from any court, competition board or other Administrative Authorities.

26.	Covid-19

During the Covid-19 outbreak;

i.

The Company did not apply for short-time working, not send its employees on unpaid leave. The company complied with the Legislation, even if it applied for “short-time working” or sent its employees on “unpaid leave”

ii.	The company has not dismissed any of its employees in violation of the legislation.
iii.	The Company’s contracts have not been suspended or terminated due to “force majeure”
iv.	The Company did not distribute profits during the Covid-19 period, even if it decided to distribute the profit, the Board of Directors did not pay dividends to the Company shareholders.
v.	The company has fully fulfilled its obligations regarding Occupational Health and Safety throughout the relevant period, and has taken all kinds of measures to prevent the risk of contamination;
vi.	The company has paid the premiums of its employees within the scope of SSI on time and in full; There is no delay due to Covid-19, it has not acted against the legislation;
vii.	The company has not suspended the payment of its debts and has paid all its debts on time.
viii.	The company has fully fulfilled its obligations regarding Occupational Health and Safety throughout the relevant period, and has taken all kinds of measures to prevent the risk of contamination.
ix.	No Material Adverse Changes occurred due to Covid-19,
x.	The company has provided all the measures taken due to Covid-19, together with the supporting information and documents, to the Buyer and its consultants.
27.	Submitted Documents and Information

All information provided by the Sellers to the Buyer within the framework of this Contract is complete and accurate. Copies of all information and documents submitted to the Buyer and Buyer’s consultants regarding the Company are correct, truthful, precise, complete and in compliance with the Legislation and is not misleading. All kinds of documents that should be in addition to the said documents in accordance with the provisions of the relevant Legislation are included in them.

Each of the Sellers declares and undertake that including the content of the Annexes to the Contract and the Disclosed information, all the statements and commitments set forth in this

Contract are true, correct, complete, and not misleading, that the Disclosures have been brought together by Sellers in good faith, and that Sellers did not fail to provide any information whose absence would make the content of Disclosures misleading or untrue, and that they do not have any information about an event and another issue that could render any statement materially false or incomplete with the passage of time which undisclosed or any statement contained in the Disclosure Letter.

Annex 6 – Seller’s Bank Account

Name Surname / Title	Bank	Branch	IBAN No
DOĞAN ŞİRKETLER GRUBU HOLDİNG A.Ş.
HANZADE DOĞAN BOYNER
ARZUHAN DOĞAN YALÇINDAĞ
VUSLAT DOĞAN SABANCI
DOĞAN DIŞ TİCARET VE MÜMESSİLLİK A.Ş.

Annex 7-a – Buyer’s Statement Regarding the Accuracy of Declarations and
Warranty

DECLARATION

This Declaration (“Declaration”) is prepared by virtue of Article 8 of “Share Purchase and Sale Contract Concerning the Sale of Shares of Doruk Finansman A.Ş. (“Contract”) signed on December 16, 2021 between Hepsi Finansal Danışmanlık A.Ş. as “Buyer” and real and legal persons stated in the preamble of this Contract as “Sellers”.

The words and terms used in capital letters in this Declaration, but not clearly defined and defined in the Contract, have the same meaning under this Declaration.

We irrevocably and unconditionally accept, declare and confirm that all our declarations and warranties under Article 8.1 (Joint Declarations and Warranties) and Article 8.3 (Declaration and Warranties of the Buyer) of the Contract are complete and correct as of the Signing Date and Closing Date, and are not misleading, there is no breach of the Buyer under the Contract as of the Signing Date.

Respectfully,

on behalf of the Buyers

Authorized Person	:

Signature	:

Authorized Person	:

Signature	:

Annex 7-b: Sellers’ Statement Regarding the Accuracy of Declarations and Warranty

DECLARATION

This Declaration (“Declaration”) is prepared in virtue of Article 8 of “Share Purchase and Sale Contract Concerning the Sale of Shares of Doruk Finansman A.Ş. (“Contract”) signed on December 16, 2021 between real and legal persons stated in the preamble of this Contract as “Sellers” and Hepsi Finansal Danışmanlık A.Ş. as “Buyer”.

The words and terms used in capital letters in this Declaration, but not clearly defined and defined in the Contract, have the same meaning under this Declaration.

We irrevocably and unconditionally accept, declare and confirm that All our declarations and warranties under Article 8.1 (Joint Declarations and Warranties), Article 8.2 (Declaration and Warranties of the Sellers), and Annex 5 (Declaration and Warranties of the Sellers) of the Contract are complete and correct as of the Signing Date and Closing Date, and are not misleading, there is no breach of the Buyer under the Contract as of the Signing Date.

Respectfully,

On behalf of the Sellers

Authorized Person	: ...

Signature	:

Annex 8: Sellers’ Declaration Regarding Trademarks, Patents and Intellectual Property

There is no objection to the following Trademarks and Patents before the Ankara Patent Institute.

No	Logo	Trademark	Class of Goods	Application No	Application Date	Registration number	TPTO Registration Date	Renewal Date	1st Release Bulletin	Final Status
1		dd kredi	36	2014/28415	07/04/2014	2014 28415	31/03/2015	07/04/2024	226 12/06/2014	Registered
2		dd finansman	36	2014/21429	13/03/2013	2014 21429	04/03/2015	13/03/2023	227 14/07/2014	Registered
3		dd kredi	36	2014/21428	13/03/2014	2014 21428	04/03/2015	13/03/2024	227 14/07/2014	Registered
4		dd mortgage	36	2007/41985	06/08/2007	2007 41985	25/07/2008	06/08/2027	150 12/02/2008	Registered
5		df doruk finansman	09	2017/114079	14/12/2017	2017 114079	08/10/2020	14/12/2027	294 12/02/2018	Registered

Annex [•]

Comparative Balance Sheet and Adjustments

Doruk Finansman - Net Asset Value

000 TRY	Reported - BRSA 31 Dec 19	31 Dec 20	30 Sep 21	Adjustments	Adjusted - 30 Sep 2021 Mid	Low	High (5)
Assets							
Cash, Cash Equivalents and Central Bank	3,121	30	13	-	13	13	13
Financial Assets at Amortized Cost, net	51,786	31,477	21,114	(3,938)	17,176	16,971	17,394
Financing Loans	*45,854*	*26,734*	*20,531*	(1) *(1,519)*	*19,012*	*18,806*	*19,230*
Consumer Loans	*14,647*	*12,505*	*7,959*	-	*7,959*	*7,959*	*7,959*
Commercial Installment Loans	*31,207*	*14,229*	*12,572*	-	*12,572*	*12,572*	*12,572*
Non-performing Loans	*8,452*	*7,935*	*4,137*	-	*4,137*	*4,137*	*4,137*
Expected Loss Provisions / Special Provisions (-)	*(2,520)*	*(3,192)*	*(3,554)*	(2) *(2,418)*	*(5,972)*	*(5,972)*	*(5,972)*
Tangible Assets, net	199	459	578	-	578	578	578
Intangible Assets, net	536	518	421	-	421	421	421
Current Income Tax Assets	359	296	263	-	263	263	263
Deferred Tax Assets	557	248	239	(3) 788	1,027	1,027	1,027
Other Assets	1,009	1,151	1,272	-	1,272	1,272	1,272
Assets held for Sale from Discountinued Operations, net	4,034	1,400	2,155	-	2,155	2,155	2,155
Total Assets	**61,601**	**35,579**	**26,055**	(3,150)	**22,905**	**22,699**	**23,123**
Liabilities							
Bank Borrowings	9,564	9,705	1,666	-	1,666	1,666	1,666
Financial Leases, net	96	391	(4) 537	-	537	537	537
Issued Marketable Securities, net	24,130	-	-	-	-	-	-
Provisions	1,725	694	752	-	752	752	752
Employee Benefits	*194*	*234*	*292*	-	*292*	*292*	*292*
General Provisions	*1,025*	*60*	*460*	-	*460*	*460*	*460*
Other	*506*	*400*	-	-	-	-	-
Other Liabilities	874	672	506	-	506	506	506
Total Liabilities	**36,389**	**11,462**	**3,461**	-	**3,461**	**3,461**	**3,461**
Net Asset Value	**25,212**	**24,117**	**22,594**	(3,150)	**19,444**	**19,238**	**19,662**